Exhibit 99.2
Phillips Edison & Company Announces $377.5 Million Expansion of
Joint Venture with Northwestern Mutual
Expansion Recognizes the Strength of PECO’s Operating Platform while Generating Capital for PECO to Acquire Properties with Strong Growth Profiles
CINCINNATI – Oct. 1, 2026 – Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO”), one of the nation’s largest owners and operators of high-quality, grocery-anchored neighborhood shopping centers, today announced an amended and restated joint venture partnership with Northwestern Mutual, one of the largest commercial real estate mortgage and equity investors in the U.S., which extends the term of the venture, Grocery Retail Partners I LLC (“GRP I”), by 10 years to 2036.
The expanded joint venture will acquire 13 high-quality, grocery-anchored shopping centers currently owned and operated by PECO across eight states. The portfolio is valued at approximately $377.5 million. Northwestern Mutual and PECO will retain approximately 86% and 14% interest in the joint venture, respectively. PECO will continue to provide leasing, asset management and property management services for the joint venture, in addition to earning recurring fees related to these services. The expansion creates incremental investment capacity for PECO to fund future acquisitions, development and redevelopment opportunities.
Jeff Edison, Chairman and Chief Executive Officer of PECO, stated: “Expanding our partnership with Northwestern Mutual, one of the country’s largest and most experienced commercial real estate investors, demonstrates continued institutional demand for high-quality, grocery-anchored shopping centers.”
The 13 assets are located in suburban neighborhoods and are merchandised with a strong line-up of necessity-based goods and services, including dominant grocers, restaurants and medical retail, as well as health, wellness and personal service uses.
Edison added, “In addition to the durable fee revenue generated, this expanded joint venture advances PECO’s capital allocation strategy by monetizing value from high-quality, stabilized assets and redeploying that capital into grocery-anchored and Everyday Retail™ opportunities with strong growth potential. PECO’s joint venture partnerships play a key role in our long-term growth and commitment to delivering stakeholder value. We’re able to do this while maintaining balance sheet strength and a disciplined approach to investing that have always defined PECO.”
The expansion will occur in stages with this initial stage seeding approximately half of the assets into the venture. Additional transfers under the existing agreement are expected to be completed by early 2027, and the timing and composition of future closings may change.
Following the completion of the expanded joint venture, PECO’s unconsolidated joint venture portfolio is expected to include more than 40 shopping centers across 17 states and will be valued at approximately $1.2 billion of assets under management.
About Northwestern Mutual
Northwestern Mutual has been helping people and businesses achieve financial security for more than 165 years. Through a comprehensive planning approach, Northwestern Mutual combines the expertise of its financial professionals with a personalized digital experience and industry-leading products to help its clients plan for what's most important. With more than $780 billion of total assets1 managed across the company's institutional portfolio as well as retail investment client portfolios, more than $40 billion in revenues, and $2.5 trillion worth of life insurance protection in force, Northwestern Mutual delivers financial security to more than five million people with life insurance, disability income insurance, long-term care insurance, annuities, and brokerage and advisory services. Northwestern Mutual ranked 109 on the 2026 FORTUNE 500 and was recognized by FORTUNE® as one of the "World's Most Admired" life insurance companies in 2026.
Learn more at https://www.northwesternmutual.com.
Northwestern Mutual is the marketing name for The Northwestern Mutual Life Insurance Company (NM), Milwaukee, WI (life and disability insurance, annuities, and life insurance with long-term care benefits) and its subsidiaries. Subsidiaries include Northwestern Mutual Investment Services, LLC (NMIS) (investment brokerage services), broker-dealer, registered investment adviser, member FINRA and SIPC; the Northwestern Mutual Wealth Management Company® (NMWMC) (investment advisory and services), federal savings bank; and Northwestern Long Term Care Insurance Company (NLTC) (long-term care insurance). Not all Northwestern Mutual representatives are advisors. Only those representatives with "Advisor" in their title or who otherwise disclose their status as an advisor of NMWMC are credentialed as NMWMC representatives to provide investment advisory services.
1 Includes investments and separate account assets of Northwestern Mutual as well as retail investment assets held or managed for clients.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of high-quality, grocery-anchored neighborhood shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of June 30, 2026, PECO managed 330 shopping centers, including 302 wholly-owned centers comprising 33.9 million square feet across 31 states and 28 shopping centers owned in three institutional joint ventures. PECO is focused on creating great grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.
PECO uses, and intends to continue to use, its Investors website, which can be found at https://investors.phillipsedison.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” “commit,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including the risk factors and other risks and uncertainties described in the Company’s 2025 Annual Report on Form 10-K, filed with the SEC on February 10, 2026, as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
Investors:
Kimberly Green, Head of Investor Relations
(513) 692-3399, kgreen@phillipsedison.com